Exhibit 10.16

STATE REVENUE SHARING AGREEMENT

FOR TEXAS

This Revenue Sharing Agreement (RSA) covers 33,000 specimens received from the state of Texas. One-time RSA fee: $750,000 (seven hundred fifty thousand dollars). Minimum annual storage fee per specimen: $50.00 (fifty dollars).

Term: A permanent RSA shall remain in effect as long as CRYO-CELL International, Inc., and/or any successor, continue to store cellular specimens commercially. In the event of a merger or acquisition involving CRYO-CELL, this Agreement shall be grandfathered into the merger or acquisition transaction.

Partner’s entitlement begins when RSA is paid in full and is 37 1/2% (thirty-seven and one-half percent) of the annual storage fees collected by CCEL. Partner will receive their entitlement within 30 days (thirty days) following the end of the quarter in which CRYO-CELL received the revenues.

	STATE REVENUE SHARING PARTNER			Terms of State Revenue Sharing Agreement
Name:	Red Rock Partners or its Assigns			($750,000)
Address:	209 Painted Cliffs Drive, Sedona, AZ 86336			$50,000 non-refundable deposit
Phone:	520-282-1257	Fax:	520-282-7782	Balance of $700,000 due in full on or before August 30, 2001.

From a portion of their entitlement, Partner will equally bear the cost of billing, collection and/or credit card charges for annual storage fees. This has been limited to $2.50 per “paid for” stored specimen, of which the Partner will be responsible for $1.25, and the Partner therefore will receive 37 1/2% (thirty-seven and one-half percent) of the annual storage fees collected by CCEL. In no instance will Partner be ever called on for an additional cash infusion.

CRYO-CELL agrees not to offer a RSA for the state identified above that will negatively impact Partner’s entitlement.

CRYO-CELL shall have the opportunity to operate in the above state without a partnership after the 33,000 spaces have been filled. CRYO-CELL will, as soon as possible, refill any empty spaces that result from attrition from the 33,000 spaces, by immediately allocating new storage specimens to the above Partnership until it has been refilled to 33,000 “paid for” spaces.

CRYO-CELL will hold Partner harmless against any claims resulting from cellular storage activities.

Terms of this Revenue Sharing Agreement cannot be changed unless mutually agreed to, in writing, by the Partner and CRYO-CELL (or any successor entity).

Agreed to this 30th day of May 2001.

CRYO-CELL International, Inc.		Red Rock Partners

By:	/s/ Daniel D. Richard	By:	/s/ Shirley C. Caris
	Daniel D. Richard Chairman and Chief Executive Officer		Shirley C. Caris, General Partner

		By:	/s/ Charles D. Nyberg Charles D. Nyberg, General Partner